eFleets Corporation

7660 Pebble Drive

Fort Worth, Texas 76118

April 4, 2014

Zeus Corp

Gentlemen:

Reference is made to the Secured Convertible Promissory Note (“Note”) of Good Energy Conservation, Inc.(the “Company”) dated April 1, 2012 in the original amount of $750,000 which has been issued to Zeus Corp (“Holder”):

For good and valuable consideration the receipt of which is hereby received, the Company and the Holder hereby agree that the maturity date of the Note shall be extended from March 31, 2014 to March 31, 2015 and notwithstanding anything to the contrary in the respective Notes all interest and principal due on the Notes shall be deferred and payable on the new maturity date of the Note. As consideration and inducement to the Holder to agree to the renewal and extension of the Note and accrued interest, the Company has agreed to issue warrants to Zeus to purchase 750,000 shares of common stock of eFLEETS Corporation with an exercise price of $1.26 per share (pre-split). The warrants will be fully vested and expire on March 31, 2019, with a cashless option. This agreement is effective April 1, 2014.

Except as set forth herein, all other terms set forth in the Notes shall remain unchanged. This extension agreement shall be governed by the laws of the State of Texas, excluding its conflict of laws rules. The exclusive jurisdiction and venue of the any legal action instituted by any party to this extension shall be the Circuit Court of Tarrant County, Texas.

Very truly yours,

GOOD EARTH ENERGY CONSERVATION, INC.

By:
James R. Emmons
President

Agreed and Accepted

Zeus Corp

By:
Name:
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